Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-3ASR

(Form Type)

Lincoln National Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Debt	Deferred Compensation Obligations	Rule 457(h)	$10,000,000(1)	100%(2)	$10,000,000(2)	$.0000927	$927.00(2)

Total Offering Amounts					$10,000,000		$927.00

Total Fee Offsets							--

Net Fee Due							$927.00

 (1)    The Deferred Compensation Obligations are unsecured and unsubordinated obligations of Lincoln National Corporation to pay deferred compensation in the future in accordance with the terms of the Lincoln National Corporation Deferred Compensation Plan for Agents and Brokers. The amount of Deferred Compensation Obligations registered is based on an estimate of the amount of compensation participants may defer under the Plan.

(2)    Estimated pursuant to Rule 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the registration fee.